Exhibit 99.2

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438 http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644 e-mail: Rnethery@humana.com
Tom Noland
Humana Corporate Communications
(502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports Second Quarter 2015 Financial Results;

Reaffirms 2015 Financial Guidance

•	2Q 2015 EPS of $2.85 includes $1.18 of gain related to sale of Concentra

•	2Q 2015 Adjusted EPS of $1.67 excludes the Concentra 2Q 2015 gain and compares to management’s guidance of $1.60 to $1.65

•	Reaffirmed full-year 2015 EPS guidance of approximately $9.28 or $7.75 on an Adjusted basis (excluding the year-to-date gain on sale of Concentra of $1.53 per share)

•	2Q 2015 Medicare Advantage utilization seen as stabilizing and tracking with management’s revised expectations

•	Actions taken to improve profitability of individual commercial and state-based contracts businesses

LOUISVILLE, KY (July 29, 2015) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended June 30, 2015 (2Q 2015) of $2.85 compared to $2.19 for the quarter ended June 30, 2014 (2Q 2014). For the six months ended June 30, 2015 (1H 2015) the company reported EPS of $5.67 compared to $4.54 in the six months ended June 30, 2014 (1H 2014).

The company has included certain adjusted financial measures throughout this earnings press release. Adjusted pretax income and Adjusted EPS for 2Q 2015 and 1H 2015 were as follows (a):

Consolidated pretax income (in millions)	2Q 2015	2Q 2014	1H 2015	1H 2014
GAAP	$793	$646	$1,537	$1,332
2Q 2015 gain related to sale of Concentra	(267)	—	(267)	—

Adjusted (non-GAAP)	$526	$646	$1,270	$1,332

Diluted earnings per common share	2Q 2015	2Q 2014	1H 2015	1H 2014
GAAP	$2.85	$2.19	$5.67	$4.54
2Q 2015 gain related to sale of Concentra	(1.18)	—	(1.18)	—
1Q 2015 tax benefit related to then-pending sale of Concentra	—	—	(0.35)	—

Adjusted (non-GAAP)	$1.67	$2.19	$4.14	$4.54

The lower year-over-year Adjusted pretax income for the quarter and year to date reflected lower Retail segment operating results, partially offset by improved operating results from the Group and Healthcare Services segments. Lower results in the Retail segment were primarily related to lower-than-expected 2015 Medicare Advantage financial claim recovery levels and lower-than-anticipated reductions in inpatient admissions from its clinical programs. Overall, year-over-year hospital admissions are nonetheless down and are running consistent with the company’s revised expectations. Humana believes it has appropriately reflected recent medical cost experience in its plan designs for 2016 submitted to CMS. Further discussion of the drivers of the business segment results are discussed in the sections below highlighting each segment.

The lower year-over-year Adjusted EPS for the quarter and year to date reflected the same factors impacting pretax income, partially offset by the favorable impact of share repurchases.

Proposed Merger

On July 3, 2015, the company announced it entered into a definitive agreement with Aetna Inc. (Aetna) under which Aetna will acquire all outstanding shares of Humana for a combination of cash and stock. Under terms of the agreement, Humana stockholders will receive $125 in cash and 0.8375 of an Aetna common share for each Humana share. The transaction is subject to approval by both Humana and Aetna shareholders, as well as expiration of the Hart-Scott-Rodino anti-trust waiting period and approvals of certain state Departments of Insurance and other regulators. The transaction is expected to close in the second half of 2016.

Earnings Guidance

The company expects EPS for the quarter ending September 30, 2015 to be approximately $2.15. The company continues to project EPS for the year ending December 31, 2015 (FY 2015) of approximately $9.28. The company reaffirms its estimate for Adjusted EPS for FY 2015 of approximately $7.75 as noted below:

Diluted earnings per common share	FY 2015
GAAP	$9.28
2Q 2015 gain related to sale of Concentra	(1.18)
1Q 2015 tax benefit related to then-pending sale of Concentra	(0.35)

Adjusted (non-GAAP)	$7.75

The company also anticipates adjusting GAAP EPS in subsequent quarters for any transaction costs associated with the proposed merger with Aetna.

“Our major franchise, Medicare Advantage, is stabilizing and our clinical programs continue to focus on the needs of our members living with chronic conditions,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Furthermore, as we gain additional experience with our individual commercial business, we are strengthening our understanding of the actions necessary to ensure we can offer individuals a sustainable product.”

Brian A. Kane, Humana’s Senior Vice President and Chief Financial Officer, added, “While certain operational challenges impacted our second quarter results, we are encouraged by recent progress and appreciate the diligence with which our leaders and associates have worked to overcome these issues. We remain confident that Humana’s strategic and financial prospects position us well for continued growth.”

CONSOLIDATED HIGHLIGHTS

Consolidated revenues

Consolidated revenues (including investment income) for 2Q 2015 were $13.73 billion, an increase of 12.4 percent from $12.22 billion in 2Q 2014, with total premiums and services revenues of $13.62 billion up 12.3 percent, increasing $1.49 billion from $12.13 billion in prior year’s quarter. The year-over-year increase in premiums and services revenues reflected higher totals year over year in both the Retail and Group segments.

Consolidated revenues for 1H 2015 rose $3.63 billion, or 15.2 percent, to $27.57 billion from $23.93 billion in 1H 2014 with total premiums and services revenues of $27.36 billion also up 15.2 percent, increasing $3.61 billion from $23.75 billion in the prior-year period. Higher Retail and Group segment premiums and services revenues also drove the year-over-year change in 1H 2015.

Consolidated benefits expense

The 2Q 2015 consolidated benefit ratio (benefits expense as a percent of premiums) of 85.2 percent increased by 210 basis points from 83.1 percent for the prior year’s quarter primarily reflecting higher ratios in both the Retail and Group segments. Prior-period medical claims reserve development (Prior Period Development) increased the 2Q 2015 consolidated benefit ratio by 10 basis points versus lowering that ratio by 40 basis points in the prior year. Excluding Prior Period Development, the consolidated benefit ratios were 85.1 percent and 83.5 percent for 2Q 2015 and 2Q 2014, respectively. Drivers of the segment-level ratios are discussed in the sections below highlighting each segment.

The 1H 2015 consolidated benefit ratio of 84.1 percent increased by 140 basis points from 82.7 percent in 1H 2014. The first-half increase primarily reflects the same factors impacting the second quarter year-over-year comparison. Prior Period Development lowered the 1H 2015 consolidated benefit ratio by 70 basis points versus lowering that ratio by 150 basis points in 1H 2014. Excluding Prior Period Development, the consolidated benefit ratios were 84.8 percent and 84.2 percent for 1H 2015 and 1H 2014, respectively.

As discussed in the Retail segment highlights below, the company’s consolidated Prior Period Development was primarily from Medicare Advantage and individual commercial claims development in that segment. Consolidated Prior Period Development was as follows:

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	First Half
Prior Period Development from 2014 recognized in FY 2015	$194	($16)	$178
Prior Period Development from 2013 recognized in FY 2014	$297	$49	$346

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 13.3 percent for 2Q 2015 decreased 180 basis points from 15.1 percent in 2Q 2014, primarily reflecting lower ratios in the Retail and Group segments. Drivers of the segment-level ratios are discussed in the sections below highlighting each segment.

The 1H 2015 consolidated operating cost ratio of 13.8 percent decreased 140 basis points from 15.2 percent in 1H 2014, primarily reflecting a lower ratio in the Group segment with no change in the ratio for the Retail segment.

Amortization expense associated with intangible assets is often used in determining operating earnings on a cash basis. The company’s related amortization expense included in consolidated operating expenses was approximately $24 million and $28 million for 2Q 2015 and 2Q 2014, respectively, and approximately $50 million and $56 million for 1H 2015 and 1H 2014, respectively.

Balance sheet

At June 30, 2015, the company had cash, cash equivalents, and investment securities of $11.13 billion, down $388 million from $11.52 billion at March 31, 2015 primarily reflecting higher common stock repurchases and other factors discussed herein.

Cash and short-term investments held at the parent company of $1.86 billion at June 30, 2015 increased $647 million from $1.21 billion at March 31, 2015, as proceeds from the sale of Concentra, subsidiary dividends to the parent company and the issuance of commercial paper were partially offset primarily by funding of subsidiary working capital, stock repurchases, capital expenditures and payment of stockholder dividends. Subsidiary dividends of $457 million in 2Q 2015 compared to $695 million in 2Q 2014. The year-over-year decline in dividends to the parent company from the subsidiaries is primarily driven by lower operating results in health plan subsidiaries including the impact of recording the significantly higher FY 2015 health insurance industry fee in the first quarter of 2015, as required by state insurance regulators. The company’s health insurer fee increased from $562 million in 2014 to $866 million in 2015, a 54.1 percent increase.

At June 30, 2015, net receivables of $899 million were associated with premium stabilization programs established under health care reform, commonly referred to as the 3Rs(b), including $639 million associated with the 2014 coverage year that the company expects to collect in the second half of 2015. Approximately 77 percent of the total net 3Rs receivables were related to reinsurance recoverables. At June 30, 2015, net receivables (payables) for the 3Rs were as follows:

Net Amounts Accrued for the 3Rs (in millions) Assets (liabilities)	Balances Related to 2014 plan year	Balances Related to 2015 plan year	Total Balances at 6/30/15
Reinsurance recoverables	$521	$168	$689
Net risk adjustment settlement	(125)	(41)	(166)
Net risk corridor settlement	243	133	376

Total Net Amounts Accrued for the 3Rs	$639	$260	$899

Days in claims payable of 41.1 at June 30, 2015 decreased 1.7 days from 42.8 at March 31, 2015. This change was primarily driven by changes related to incurred but not reported (IBNR) claims. This metric related to IBNR can change each period depending on process changes, such as the gradual implementation during 2014 of inpatient authorization review prior to admission as opposed to post adjudication, but also can change based on the claims receipt and payment cycle times, the prevalence of new providers, and the number of processing days in a month.

Debt-to-total capitalization at June 30, 2015 was 29.0 percent, up from 27.6 percent at March 31, 2015 primarily reflecting commercial paper balances outstanding at the end of 2Q 2015, versus none outstanding at the end of the first quarter 2015, as increases in capital associated with 2Q 2015 earnings were substantially offset by share repurchases and cash dividends. As of June 30, 2015, the company had $300 million outstanding on its commercial paper program. The net proceeds of commercial paper issuances are to be used for general corporate purposes, including funding for subsidiary Part D receivables.

Cash flows from operations

Cash flows used in operations for 2Q 2015 were $608 million compared to cash flows used in operations of $200 million in 2Q 2014. This year-over-year change in operating cash flows primarily reflected the favorable claim payment timing effect in the prior year from growth in individual commercial membership, lower earnings exclusive of the gain on the sale of Concentra, and other working capital items.

For 1H 2015, cash flows used in operations totaled $501 million versus $471 million of cash flows provided by operations during 1H 2014. The year-over-year decline primarily reflected the same factors impacting second-quarter cash flows as well as the favorable impact in the prior year from higher growth in group Medicare Advantage membership, higher working capital associated with growth in the company’s pharmacy business and the timing of Medicaid premium collections.

Cash flows for the second half of 2015 are expected to be favorably impacted by the collection of the 2014 final and 2015 mid-year Medicare risk adjustment receivables from the Centers for Medicare and Medicaid Services, or CMS, income from operations, and collection of the 2014 reinsurance recoverables associated with the 3Rs. These items are expected to be partially offset by payment of the 2015 non-deductible health insurance industry fee and net payments for risk adjustment associated with the 3Rs.

Share repurchases

In September 2014, the company’s Board of Directors approved a new $2 billion share repurchase authorization with an expiration date of December 31, 2016 that replaced its previous $1 billion share repurchase authorization. At that time, the company announced that it expected to repurchase $1 billion of its outstanding shares no later than June 30, 2015 under the $2 billion authorization. Under a 10b5-1 plan, the company subsequently executed the following share repurchases towards that expectation:

Method of share repurchase	Time period	Shares repurchased	Average cost per share	Total repurchases
Open market	September 2014	269,000	$128.34	$34,465,000
Open market	October 2014 – November 2014	766,000	$130.50	$100,015,000
Accelerated share repurchase	November 2014 – March 2015	3,419,700	$146.21	$500,000,000
10b5-1 plan	March 2015	145,000	$179.89	$26,085,000
10b5-1 plan	April 2015 – June 2015	1,704,800	$177.81	$303,131,000

Total Share Repurchases through July 28, 2015 under September 2014 Authorization		6,304,500	$152.86	$963,696,000

During 2Q 2015, the company executed share repurchases of approximately $303 million, or 1,704,800 of its outstanding shares, at an average price of $177.81 per share through its previously disclosed 10b5-1 plan. The company executed repurchases of 805,500 shares for approximately $101 million during 2Q 2014.

The company repurchased approximately 1,849,800 shares for $329 million during 1H 2015 compared to approximately 905,500 shares for $112 million during 1H 2014.

As of July 3, 2015, approximately $1.04 billion of the current $2 billion repurchase authorization was remaining. As a result of the proposed merger with Aetna, the company has suspended its share repurchase program.

Cash dividends

The company paid cash dividends to its stockholders of $42 million in 2Q 2015 and in 2Q 2014. Cash dividends of $86 million were paid to the company’s stockholders during 1H 2015 and in 1H 2014. In April 2015, the company’s Board of Directors declared a cash dividend of $0.29 per share, totaling $43 million in the aggregate, payable on July 31, 2015 to stockholders of record on June 30, 2015, an increase from the company’s previous dividend of $0.28 per share.

The company’s ability and intent to continue its quarterly dividend policy is not impacted by the proposed merger with Aetna, although the company has agreed that its quarterly dividend will not exceed $0.29 per share prior to closing the transaction.

RETAIL SEGMENT(c)

This segment consists of Medicare benefits, marketed to individuals or directly via group accounts, as well as individual commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products. In addition, the segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition (LI-NET) prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services (LTSS) benefits, collectively, its state-based contracts(d).

Retail Segment Highlights

While the company’s stand-alone Prescription Drug Plans (PDPs) and group Medicare Advantage businesses are performing in line with the company’s expectations, as previously disclosed, its individual Medicare Advantage and individual commercial businesses are facing certain challenges.

Medicare Advantage operating results were negatively impacted by certain pricing assumptions in its plan designs for 2015. This was primarily related to lower-than-expected 2015 financial claim recovery levels and lower-than-anticipated reductions in inpatient admissions from its clinical programs. Overall, year-over-year hospital admissions are nonetheless down and are running consistent with the company’s revised expectations. Humana believes it has appropriately reflected recent medical cost experience in its plan designs for 2016 submitted to CMS.

Operating results for individual commercial continue to be challenged primarily due to the volatility and morbidity associated with new membership related to the start of the Affordable Care Act (ACA). Medical claims associated with certain products, in particular ACA-compliant off-exchange offerings, continue to exceed prior expectations for FY 2015. Additionally, on June 30, 2015, CMS issued data with respect to the reinsurance and risk adjustment premium stabilization programs for the 2014 plan year which indicated a meaningfully different risk profile comparison for the company’s membership relative to state averages than had been previously anticipated. This resulted in adjustments to certain of the 3Rs during 2Q 2015. The company is in the process of evaluating its pricing and continued participation in certain products for 2016.

In total, the company’s state-based contracts business continues to perform in line with management’s expectations. State-based business associated with the company’s dual eligible membership is outperforming expectations while its Medicaid Temporary Assistance for Needy Families products are underperforming expectations.

Premiums and services revenue:

•	The 2Q 2015 premiums and services revenue for the Retail segment was $11.56 billion, an increase of 15.8 percent from $9.98 billion in 2Q 2014. The increase resulted primarily from a 12.2 percent increase in average Medicare Advantage membership year over year, along with membership growth in the company’s state-based contracts and stand-alone PDP offerings as well as a heavier percentage of individual commercial business in higher premium ACA-compliant plans.

•	1H 2015 premium and services revenue for the Retail segment was $23.14 billion, an increase of 18.9 percent from $19.46 billion in 1H 2014, primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

Enrollment:

•	Individual Medicare Advantage membership was 2,709,300 as of June 30, 2015, an increase of 350,300, or 14.8 percent, from 2,359,000 at June 30, 2014, and up 281,400, or 11.6 percent from 2,427,900 as of December 31, 2014, primarily due to net membership additions associated with the 2015 plan year, particularly HMO offerings.

•	Group Medicare Advantage membership was 473,100 as of June 30, 2015, a decrease of 6,600, or 1.4 percent, from 479,700 at June 30, 2014 and down 16,600, or 3.4 percent, from 489,700 at December 31, 2014. The decline from December 31, 2014 primarily reflects the loss of a large group account.

•	Membership in the company’s stand-alone PDP offerings was 4,442,500 as of June 30, 2015, an increase of 557,000 or 14.3 percent, from 3,885,500 at June 30, 2014, and up 448,500, or 11.2 percent from 3,994,000 as of December 31, 2014. These increases primarily resulted from growth in the company’s low-priced Humana-Walmart plan offering.

•	Individual commercial membership decreased to 1,036,700 as of June 30, 2015, down 84,100, or 7.5 percent, from 1,120,800 at June 30, 2014, but up 20,500, or 2.0 percent from 1,016,200 at December 31, 2014. The year-over-year decline primarily reflects the loss of members subscribing to plans not compliant with changes mandated by health care reform, partially offset by growth in health care reform compliant plans, both on-exchange and off-exchange. The increase from December 31, 2014 primarily reflects new sales and better retention for plans compliant with health care reform.

•	State-based Medicaid membership was 352,000 as of June 30, 2015 (including 16,400 dual-eligible demonstration members), an increase of 185,000, or 110.8 percent, from 167,000 (including 4,000 dual-eligible demonstration members) at June 30, 2014, and up 35,200, or 11.1 percent, from 316,800 (including 18,300 dual-eligible demonstration members) at December 31, 2014. These increases were primarily driven by the addition of membership from state-based contracts for the Florida Medicaid business.

•	Membership in individual specialty products (e) was 1,203,600 as of June 30, 2015, a decrease of 25,900, or 2.1 percent, from 1,229,500 at June 30, 2014, but up 37,800 from 3.2 percent at December 31, 2014. The year-over-year decrease in membership reflects lower membership in supplemental health and financial protection product offerings. Specialty membership increased in 1H 2015 primarily due to increased membership in dental offerings.

Benefits expense:

•	The 2Q 2015 benefit ratio for the Retail segment of 87.1 percent increased 190 basis points from 85.2 percent in 2Q 2014 due to higher benefit ratios for the company’s individual Medicare Advantage and individual commercial businesses, as described above, as well as the impact of a higher mix of members from state-based Medicaid contracts. Prior Period Development increased the 2Q 2015 Retail segment benefit ratio by 10 basis points versus lowering that ratio by 60 basis points in the prior year. Excluding Prior Period Development, the Retail segment benefit ratios were 87.0 percent and 85.8 percent for 2Q 2015 and 2Q 2014, respectively.

•	The 1H 2015 benefit ratio for the Retail segment of 86.5 percent was 120 basis points higher than the 1H 2014 ratio of 85.3 percent, primarily reflecting the same factors impacting the year-over-year comparisons for the second quarter. Prior Period Development lowered the 1H 2015 consolidated benefit ratio by 80 basis points and by 170 basis points in 1H 2014. Excluding Prior Period Development, the Retail segment benefit ratios were 87.3 percent and 87.0 percent for 1H 2015 and 1H 2014, respectively.

•	The Retail segment Prior Period Development declined approximately $69 million year over year for 2Q 2015 and $158 million year over year for 1H 2015 primarily reflecting the impact of lower financial claim recoveries, flu-associated claims from the fourth quarter of 2014, and continued volatility in claims associated with individual commercial products. Retail segment Prior Period Development was as follows:

Retail Segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	First Half
Prior Period Development from 2014 recognized in FY 2015	$188	($11)	$177
Prior Period Development from 2013 recognized in FY 2014	$277	$58	$335

•	In June 2015, the company engaged the actuarial firm Milliman to obtain an independent estimate of Humana’s individual Medicare Advantage IBNR reserves as of May 31, 2015. Humana provided the claims data to Milliman but did not provide its estimates for comparison purposes until after the Milliman analysis was completed. Milliman used a variety of methods to create a range of estimates. Milliman’s conclusion was that the company’s individual Medicare Advantage medical claims reserves (excluding pharmacy) as of May 31, 2015 were good and sufficient.(f)

Operating costs:

•	The Retail segment’s operating cost ratio of 10.5 percent in 2Q 2015 decreased 20 basis points from 10.7 percent in 2Q 2014. The decrease primarily resulted from scale efficiencies associated with medical membership growth in the segment, partially offset by an increase in the non-deductible health insurance industry fee mandated by health care reform. The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 160 basis points in 2Q 2015 and 120 basis points in 2Q 2014. Excluding the industry fee, the Retail segment operating cost ratios were 8.9 percent and 9.5 percent for 2Q 2015 and 2Q 2014, respectively.

•	The Retail segment’s 1H 2015 operating cost ratio of 10.7 percent was unchanged from 1H 2014. The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 160 basis points in 1H 2015 and 120 basis points in 1H 2014. Excluding the industry fee, the Retail segment operating cost ratios were 9.1 percent and 9.5 percent for 1H 2015 and 1H 2014, respectively, reflecting scale efficiencies within the segment.

Pretax results:

•	Retail segment pretax income of $260 million in 2Q 2015 compared to $400 million in 2Q 2014, a decrease of $140 million, as growth in Medicare Advantage membership was more than offset by an increase in the benefit ratio.

•	For 1H 2015, pretax income for the Retail Segment of $635 million decreased by $134 million from 1H 2014 pretax earnings of $769 million. The 1H 2015 decrease primarily reflected the same factors impacting the quarterly comparisons.

GROUP SEGMENT(c)

This segment consists of employer group commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary insurance benefits, as well as Administrative Services Only (ASO) products. In addition, the Group segment includes health and wellness products (primarily marketed to employer groups) and military services business, primarily the TRICARE South Region contract.

Group Segment Highlights

The Group segment continues to perform in line with company expectations, including fully-insured and ASO products as well as the company’s TRICARE operations. On July 22, 2015, Humana responded to the request for proposal for the next generation of TRICARE contracts for the period beginning April 1, 2017.

Premiums and services revenue:

•	The 2Q 2015 premiums and services revenue for the Group segment was $1.84 billion, up 2.6 percent from $1.80 billion in 2Q 2014, primarily reflecting an increase in fully-insured commercial medical per-member premiums, partially offset by a net decline in fully-insured commercial medical membership and a decline in ASO commercial membership.

•	For 1H 2015 premium and services revenue for the Group segment was $3.70 billion, an increase of 2.1 percent from $3.62 billion in 1H 2014, primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

Enrollment:

•	Group fully-insured commercial medical membership was 1,179,100 at June 30, 2015, a decrease of 31,000, or 2.6 percent, from 1,210,100 at June 30, 2014, as higher small group business (less than 100 lives) membership year over year was more than offset by lower membership in large group accounts. Group fully-insured commercial medical membership was down 56,400, or 4.6 percent, from 1,235,500 at December 31, 2014 reflecting lower membership in both large group and small group accounts. Approximately 64 percent of group fully-insured commercial medical membership was in small group accounts at June 30, 2015 versus 65 percent at December 31, 2014, and 62 percent at June 30, 2014.

•	Group ASO commercial medical membership was 736,600 at June 30, 2015, a decline of 383,500, or 34.2 percent, from 1,120,100 at June 30, 2014, and down 367,700, or 33.3 percent from 1,104,300 at December 31, 2014. This decline reflects the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Military services membership was 3,071,300 at June 30, 2015, generally unchanged with a decrease of 40,000, or 1.3 percent, from 3,111,300 at June 30, 2014, and down 19,100, or 0.6 percent, from 3,090,400 at December 31, 2014.

•	Membership in Group specialty products was 6,179,700 at June 30, 2015, a decline of 396,300, or 6.0 percent, from 6,576,000 at June 30, 2014, and down 323,000, or 5.0 percent, from 6,502,700 at December 31, 2014. This decrease primarily resulted from the loss of certain fully-insured group accounts.

•	Membership in HumanaVitality®, the company’s wellness and loyalty rewards program, was 3,885,200 at June 30, 2015, an increase of 113,200, or 3.0 percent, from 3,772,000 at June 30, 2014, and up 28,400, or 0.7 percent, from 3,856,800 at December 31, 2014 primarily due to individual Medicare Advantage growth as well as growth in stand-alone sales.

Benefits expense:

•	The 2Q 2015 benefit ratio for the Group segment was 81.4 percent, an increase of 250 basis points from 78.9 percent for 2Q 2014. The year-over-year increase in the benefit ratio primarily reflected the impact of higher specialty drug costs, net of rebates, partially offset by an increase in the health insurance industry fee included in pricing of the company’s products. Prior Period Development increased the Group segment benefit ratio by 40 basis points in both 2Q 2015 and 2Q 2014. Excluding Prior Period Development, the Group segment benefit ratios were 81.0 percent and 78.5 percent for 2Q 2015 and 2Q 2014, respectively.

•	The 1H 2015 benefit ratio for the Group segment of 77.6 percent increased 190 basis points from the 75.7 percent ratio for 1H 2014, primarily reflecting the same factors impacting the year-over-year comparisons for the second quarter. Prior Period Development had no impact upon the Group segment benefit ratio in 1H 2015 and lowered the ratio by 40 basis points in 1H 2014. Excluding Prior Period Development, the Group segment benefit ratio was 77.6 percent for 1H 2015 and 76.1 for 1H 2014, respectively.

Operating costs:

•	The Group segment’s operating cost ratio was 24.1 percent in 2Q 2015, a decrease of 280 basis points from 26.9 percent in 2Q 2014, primarily reflecting the loss of certain large ASO accounts resulting in a lower percentage of ASO business which carries a higher operating cost ratio than fully-insured commercial business, as well as operating cost efficiencies associated with the fully-insured business as a result of cost reduction initiatives. These decreases were partially offset by the increase of the non-deductible health insurance industry fee mandated by health care reform. The non-deductible health insurance industry fee impacted the Group segment’s operating cost ratio by approximately 140 basis points in 2Q 2015 and 100 basis points in 2Q 2014. Excluding the industry fee, the Group segment operating cost ratios were 22.7 percent and 25.9 percent for 2Q 2015 and 2Q 2014, respectively.

•	The Group segment’s operating cost ratio of 24.3 percent for 1H 2015 was down 270 basis points compared to 27.0 percent for 1H 2014 primarily reflecting the same factors impacting the year-over-year comparison for the second quarter. The non-deductible health insurance industry fee also impacted the Group segment’s operating cost ratio by approximately 140 basis points in 1H 2015 and 100 basis points in 1H 2014. Excluding the industry fee, the Group segment operating cost ratios were 22.9 percent and 26.0 percent for 1H 2015 and 1H 2014, respectively.

Pretax results:

•	The 2Q 2015 Group segment pretax income of $43 million increased from pretax income of $30 million in 2Q 2014, primarily reflecting an improvement in the segment’s operating cost ratio, partially offset by an increase in the segment’s benefit ratio.

•	For 1H 2015, pretax income for the Group segment of $197 million increased by $23 million versus 1H 2014 pretax earnings of $174 million. The 1H 2014 increase primarily reflects the same factors impacting the quarterly comparisons.

HEALTHCARE SERVICES SEGMENT(c)

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, home based services, and clinical programs, as well as services and capabilities to advance population health.

Healthcare Services Segment Highlights

Healthcare Services operations continue to exceed previous expectations, primarily driven by improvements in pharmacy related cost initiatives as well as higher mail order and specialty pharmacy usage. Additionally, membership growth in the health plans has resulted in higher usage of services across the segment. The segment’s 2Q 2015 results also reflect the sale of Concentra in June 2015, with the gain on that sale being reported in the Corporate results.

Revenues:

•	Revenue of $5.98 billion in 2Q 2015 for the Healthcare Services segment increased $965 million, or 19.3 percent, from $5.01 billion in 2Q 2014, primarily due to growth in the company’s Medicare membership which resulted in higher utilization of the healthcare services businesses, partially offset by lower Concentra revenues due to the sale of the business in June 2015.

•	1H 2015 revenue for the Healthcare Services segment was $11.85 billion, an increase of 22.6 percent from $9.67 billion in 1H 2014, primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

Operating costs:

•	The Healthcare Services segment’s operating cost ratio of 95.6 percent in 2Q 2015 was relatively unchanged compared to 95.2 percent in 2Q 2014.

•	The Healthcare Services segment’s operating cost ratio of 95.5 percent for 1H 2015 was also relatively unchanged compared to 95.2 percent for 1H 2014.

Operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of approximately 43,000 at June 30, 2015 increased 11.7 percent from 38,500 at June 30, 2014, and increased 1.7 percent from 42,300 at December 31, 2014. At June 30, 2015, 55.7 percent of the company’s individual Medicare Advantage members were in value-based relationships, compared to 53.6 percent at December 31, 2014, and 52.8 percent at June 30, 2014.

•	Medicare Advantage membership in the Humana Chronic Care Program rose to 512,000 at June 30, 2015, up 48.6 percent from 344,500 at June 30, 2014, and up 21.7 percent from 420,700 at December 31, 2014, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement.

•	Pharmacy script volumes of 98.4 million for the quarter ended June 30, 2015 increased 20.6 percent compared to 81.6 million for the quarter ended June 30, 2014, driven primarily by higher average medical membership.

Pretax results:

•	Healthcare Services segment pretax income of $223 million in 2Q 2015 increased from $206 million in 2Q 2014, primarily due to revenue growth from the pharmacy solutions and home based services businesses, as they serve the company’s growing Medicare membership.

•	1H 2015 pretax income for the Healthcare Services segment of $453 million increased by $62 million from 1H 2014 pretax earnings of $391 million, primarily reflecting the same factors impacting year-over-year comparisons.

Footnotes

(a)	Adjusted pretax income and Adjusted EPS for 2Q 2015 excluded a pretax gain of approximately $267 million, or $1.18 per share, associated with the completion of the company’s sale of its wholly-owned subsidiary, Concentra Inc. Adjusted pretax income and Adjusted EPS for 1H 2015 excluded the 2Q 2015 adjusting item as well as a $0.35 per share tax benefit recorded in the first quarter of 2015 associated with the recognition of a deferred tax benefit on the then-pending sale of Concentra.

The company has included these financial measures (which are not in accordance with Generally Accepted Accounting Principles (GAAP)) in its summary of financial results within this earnings press release as management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. The excluded items described herein are not a recurring part of the company’s operating plan. Consequently, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

(b)	Under health care reform, premium stabilization programs, commonly referred to as the 3Rs, became effective January 1, 2014. These programs include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products. In each case, operation of the program is subject to federal administrative action.
(c)	On January 1, 2015, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Employer Group segment the Group segment. The company’s three reportable segments remain Retail, Group, and Healthcare Services.
(d)	State-based contracts include the company’s operations and membership associated with Medicaid benefits provided for dual-eligible demonstration, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) programs.
(e)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(f)

Milliman’s estimate of Humana’s individual Medicare Advantage Part C May 2015 month-end unpaid claims liabilities referred to in this press release included medical costs only, and did not include pharmacy costs or commercial product costs. It may not be appropriate for other uses. Milliman does not intend for this information to benefit, and assumes no duty or liability to, any third party. In developing their estimates, Milliman relied on discussions with Humana and Humana’s medical benefits claim lag and membership data obtained from Humana. Milliman did not audit the data and performed no verification as to the accuracy of these data, although they performed reasonableness checks where possible. To the extent any information is inaccurate or incomplete, Milliman’s results may likewise be inaccurate or incomplete. It should be emphasized that actuarial liabilities (reserves) are estimates. The exact liabilities will only be determinable after a sufficient passage of time permits the filing and payment of all outstanding claims.

Conference Call

Given the proposed merger with Aetna, the company is not hosting a conference call in conjunction with its 2Q 2015 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this earnings press release to Humana Investor Relations or Humana Corporate Communications.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	Humana’s merger with Aetna is subject to various closing conditions, including governmental, regulatory and stockholder approvals as well as other uncertainties and there can be no assurances as to whether and when it may be completed.

•	The merger agreement between Humana and Aetna limits Humana’s ability to pursue alternative transactions to the proposed merger with Aetna.

•	The number of shares of Aetna common stock that Humana’s stockholders will receive in the merger is based on a fixed exchange ratio. Because the market price of Aetna’s common stock will fluctuate, Humana’s stockholders cannot be certain of the value of the portion of the merger consideration to be paid in Aetna’s common stock.

•	While the merger with Aetna is pending, Humana is subject to business uncertainties and contractual restrictions that could materially adversely affect Humana’s results of operations, financial position and cash flows or result in a loss of employees, customers, members or suppliers.

•	If the merger agreement with Aetna is terminated, Humana may, under certain circumstances, be obligated to pay a termination fee to Aetna.

•	Failure to consummate the merger with Aetna could negatively impact Humana’s results of operations, financial position and cash flows.

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by the adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which has been deferred to at least October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows.

•	Humana’s participation in the new federal and state health care exchanges, which entail uncertainties associated with mix, volume of business, and the operation of premium stabilization programs, which are subject to federal administrative action, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2014;

•	Form 10-Q for the quarter ended March 31, 2015, and

•	Form 8-Ks filed during 2015.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events

•	Corporate Governance information

Humana Inc.

Statistical Schedules

And

Supplementary Information

2Q15 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

2Q15 Earnings Release

Contents

Page	Description
S-3-4	Consolidated Statements of Income
S-5-6	Quarterly Segment Financial Information
S-7-8	FY Segment Financial Information
S-9	Consolidated Balance Sheets
S-10-11	Consolidated Statements of Cash Flows
S-12	Key Income Statement Ratios and Segment Operating Results
S-13-15	Healthcare Services Segment Metrics
S-16	Ending Membership Detail
S-17-18	Premiums and Services Revenue Detail
S-19	Medicare Summary
S-20	Investments
S-21-23	Benefits Payable Detail and Statistics
S-24	Footnotes

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended June 30,
			Dollar	Percentage
	2015	2014	Change	Change
Revenues:
Premiums	$13,212	$11,584	$1,628	14.1%
Services	407	546	(139)	-25.5%
Investment income	113	92	21	22.8%

Total revenues	13,732	12,222	1,510	12.4%

Operating expenses:
Benefits	11,252	9,627	1,625	16.9%
Operating costs	1,817	1,835	(18)	-1.0%
Depreciation and amortization	90	79	11	13.9%

Total operating expenses	13,159	11,541	1,618	14.0%

Income from operations	573	681	(108)	-15.9%
Gain on sale of business	267	—	267	n/a
Interest expense	47	35	12	34.3%

Income before income taxes	793	646	147	22.8%
Provision for income taxes	362	302	60	19.9%

Net income	$431	$344	$87	25.3%

Basic earnings per common share	$2.88	$2.22	$0.66	29.7%
Diluted earnings per common share	$2.85	$2.19	$0.66	30.1%
Shares used in computing basic earnings per common share (000’s)	149,473	155,423
Shares used in computing diluted earnings per common share (000’s)	151,148	157,046

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Six months ended June 30,
			Dollar	Percentage
	2015	2014	Change	Change
Revenues:
Premiums	$26,460	$22,667	$3,793	16.7%
Services	897	1,084	(187)	-17.3%
Investment income	208	183	25	13.7%

Total revenues	27,565	23,934	3,631	15.2%

Operating expenses:
Benefits	22,257	18,751	3,506	18.7%
Operating costs	3,762	3,620	142	3.9%
Depreciation and amortization	183	161	22	13.7%

Total operating expenses	26,202	22,532	3,670	16.3%

Income from operations	1,363	1,402	(39)	-2.8%
Gain on sale of business	267	—	267	n/a
Interest expense	93	70	23	32.9%

Income before income taxes	1,537	1,332	205	15.4%
Provision for income taxes	676	620	56	9.0%

Net income	$861	$712	$149	20.9%

Basic earnings per common share	$5.74	$4.59	$1.15	25.1%
Diluted earnings per common share	$5.67	$4.54	$1.13	24.9%
Shares used in computing basic earnings per common share (000’s)	149,982	155,257
Shares used in computing diluted earnings per common share (000’s)	151,748	156,846

Humana Inc.

2Q15 Segment Financial Information

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$7,434	$—	$—	$—	$—	$7,434
Group Medicare Advantage	1,398	—	—	—	—	1,398
Medicare stand-alone PDP	985	—	—	—	—	985

Total Medicare	9,817	—	—	—	—	9,817

Fully-insured	1,113	1,379	—	—	—	2,492
Specialty	66	265	—	—	—	331
Medicaid and other (A)	559	4	—	9	—	572

Total premiums	11,555	1,648	—	9	—	13,212

Services revenue:
Provider	—	11	221	—	—	232
ASO and other (B)	2	163	—	3	—	168
Pharmacy	—	—	7	—	—	7

Total services revenue	2	174	228	3	—	407

Total revenues—external customers	11,557	1,822	228	12	—	13,619

Intersegment revenues
Services	—	22	4,515	—	(4,537)	—
Products	—	—	1,233	—	(1,233)	—

Total intersegment revenues	—	22	5,748	—	(5,770)	—

Investment income	31	6	—	22	54	113

Total revenues	11,588	1,850	5,976	34	(5,716)	13,732

Operating expenses:
Benefits	10,068	1,341	—	21	(178)	11,252
Operating costs	1,213	444	5,713	4	(5,557)	1,817
Depreciation and amortization	47	22	40	—	(19)	90

Total operating expenses	11,328	1,807	5,753	25	(5,754)	13,159

Income from operations	260	43	223	9	38	573
Gain on sale of business	—	—	—	—	267	267
Interest expense	—	—	—	—	47	47

Income before income taxes	$260	$43	$223	$9	$258	$793

Benefit ratio	87.1%	81.4%				85.2%
Operating cost ratio	10.5%	24.1%	95.6%			13.3%

Humana Inc.

2Q14 Segment Financial Information (Recast) (C)

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$6,467	$—	$—	$—	$—	$6,467
Group Medicare Advantage	1,366	—	—	—	—	1,366
Medicare stand-alone PDP	941	—	—	—	—	941

Total Medicare	8,774	—	—	—	—	8,774

Fully-insured	912	1,321	—	—	—	2,233
Specialty	66	275	—	—	—	341
Medicaid and other (A)	214	4	—	18	—	236

Total premiums	9,966	1,600	—	18	—	11,584

Services revenue:
Provider	—	6	324	—	—	330
ASO and other (B)	13	175	—	3	—	191
Pharmacy	—	—	25	—	—	25

Total services revenue	13	181	349	3	—	546

Total revenues—external customers	9,979	1,781	349	21	—	12,130

Intersegment revenues
Services	—	16	3,724	—	(3,740)	—
Products	—	—	938	—	(938)	—

Total intersegment revenues	—	16	4,662	—	(4,678)	—

Investment income	24	5	—	15	48	92

Total revenues	10,003	1,802	5,011	36	(4,630)	12,222

Operating expenses:
Benefits	8,495	1,262	—	25	(155)	9,627
Operating costs	1,071	484	4,770	5	(4,495)	1,835
Depreciation and amortization	37	26	35	1	(20)	79

Total operating expenses	9,603	1,772	4,805	31	(4,670)	11,541

Income from operations	400	30	206	5	40	681
Interest expense	—	—	—	—	35	35

Income before income taxes	$400	$30	$206	$5	$5	$646

Benefit ratio	85.2%	78.9%				83.1%
Operating cost ratio	10.7%	26.9%	95.2%			15.1%

Humana Inc.

YTD 2Q15 Segment Financial Information

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$14,867	$—	$—	$—	$—	$14,867
Group Medicare Advantage	2,792	—	—	—	—	2,792
Medicare stand-alone PDP	1,988	—	—	—	—	1,988

Total Medicare	19,647	—	—	—	—	19,647

Fully-insured	2,207	2,763	—	—	—	4,970
Specialty	129	535	—	—	—	664
Medicaid and other (A)	1,150	10	—	19	—	1,179

Total premiums	23,133	3,308	—	19	—	26,460

Services revenue:
Provider	—	20	529	—	—	549
ASO and other (B)	6	323	—	5	—	334
Pharmacy	—	—	14	—	—	14

Total services revenue	6	343	543	5	—	897

Total revenues—external customers	23,139	3,651	543	24	—	27,357

Intersegment revenues
Services	—	44	8,928	—	(8,972)	—
Products	—	—	2,383	—	(2,383)	—

Total intersegment revenues	—	44	11,311	—	(11,355)	—

Investment income	58	11	—	37	102	208

Total revenues	23,197	3,706	11,854	61	(11,253)	27,565

Operating expenses:
Benefits	20,004	2,567	—	44	(358)	22,257
Operating costs	2,467	897	11,319	7	(10,928)	3,762
Depreciation and amortization	91	45	82	—	(35)	183

Total operating expenses	22,562	3,509	11,401	51	(11,321)	26,202

Income from operations	635	197	453	10	68	1,363
Gain on sale of business	—	—	—	—	267	267
Interest expense	—	—	—	—	93	93

Income before income taxes	$635	$197	$453	$10	$242	$1,537

Benefit ratio	86.5%	77.6%				84.1%
Operating cost ratio	10.7%	24.3%	95.5%			13.8%

Humana Inc.

YTD 2Q14 Segment Financial Information (C)

In millions

			Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Individual Medicare Advantage	$12,927	$—	$—	$—	$—	$12,927
Group Medicare Advantage	2,750	—	—	—	—	2,750
Medicare stand-alone PDP	1,806	—	—	—	—	1,806

Total Medicare	17,483	—	—	—	—	17,483

Fully-insured	1,437	2,650	—	—	—	4,087
Specialty	125	550	—	—	—	675
Medicaid and other (A)	383	10	—	29	—	422

Total premiums	19,428	3,210	—	29	—	22,667

Services revenue:
Provider	—	11	631	—	—	642
ASO and other (B)	27	363	—	6	—	396
Pharmacy	—	—	46	—	—	46

Total services revenue	27	374	677	6	—	1,084

Total revenues—external customers	19,455	3,584	677	35	—	23,751

Intersegment revenues
Services	—	35	7,205	—	(7,240)	—
Products	—	—	1,784	—	(1,784)	—

Total intersegment revenues	—	35	8,989	—	(9,024)	—

Investment income	47	11	—	30	95	183

Total revenues	19,502	3,630	9,666	65	(8,929)	23,934

Operating expenses:
Benefits	16,575	2,429	—	49	(302)	18,751
Operating costs	2,081	977	9,204	9	(8,651)	3,620
Depreciation and amortization	77	50	71	2	(39)	161

Total operating expenses	18,733	3,456	9,275	60	(8,992)	22,532

Income from operations	769	174	391	5	63	1,402
Interest expense	—	—	—	—	70	70

Income (loss) before income taxes	$769	$174	$391	$5	$(7)	$1,332

Benefit ratio	85.3%	75.7%				82.7%
Operating cost ratio	10.7%	27.0%	95.2%			15.2%

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	June 30,	December 31,	YTD Change
	2015	2014	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$2,250	$1,935
Investment securities	7,041	7,598
Receivables, net	2,129	1,053
Other current assets	5,555	4,007
Assets held-for-sale	—	943

Total current assets	16,975	15,536	$1,439	9.3%
Property and equipment, net	1,299	1,228
Long-term investment securities	1,839	1,949
Goodwill	3,266	3,231
Other long-term assets	2,005	1,583

Total assets	$25,384	$23,527	$1,857	7.9%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,781	$4,475
Trade accounts payable and accrued expenses	3,292	2,095
Book overdraft	309	334
Unearned revenues	291	361
Short-term borrowings	300	—
Liabilities held-for-sale	—	206

Total current liabilities	8,973	7,471	$1,502	20.1%
Long-term debt	3,823	3,825
Future policy benefits payable	2,148	2,349
Other long-term liabilities	357	236

Total liabilities	15,301	13,881	$1,420	10.2%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,272,668 issued at June 30, 2015	33	33
Capital in excess of par value	2,495	2,330
Retained earnings	10,689	9,916
Accumulated other comprehensive income	153	223
Treasury stock, at cost, 50,128,994 shares at June 30, 2015	(3,287)	(2,856)

Total stockholders’ equity	10,083	9,646	$437	4.5%

Total liabilities and stockholders’ equity	$25,384	$23,527	$1,857	7.9%

Debt-to-total capitalization ratio	29.0%	28.4%
Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT)—trailing 12 months	10.7%	10.0%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended June 30,
			Dollar	Percentage
	2015	2014	Change	Change
Cash flows from operating activities
Net income	$431	$344
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Gain on sale of business	(267)	—
Depreciation	90	78
Other intangible amortization	24	28
Net realized capital gains	(28)	(2)
Stock-based compensation	25	22
Provision (benefit) for deferred income taxes	30	(13)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(443)	(613)
Other assets	(292)	(348)
Benefits payable	17	346
Other liabilities	(128)	(43)
Unearned revenues	(87)	(15)
Other, net	20	16

Net cash used in operating activities	(608)	(200)	($408)	-204.0%

Cash flows from investing activities
Proceeds from sale of business	1,055	—
Acquisitions, net of cash acquired	(38)	3
Purchases of property and equipment	(136)	(110)
Purchases of investment securities	(892)	(461)
Maturities of investment securities	285	254
Proceeds from sales of investment securities	1,042	889

Net cash provided by investing activities	1,316	575	$741	128.9%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(382)	(347)
Proceeds from issuance of commercial paper, net	300	—
Change in book overdraft	21	27
Common stock repurchases	(305)	(103)
Excess tax benefit from stock-based compensation	1	1
Dividends paid	(42)	(42)
Proceeds from stock option exercises and other	3	20

Net cash used in financing activities	(404)	(444)	$40	9.0%

Increase (decrease) in cash and cash equivalents	304	(69)
Cash and cash equivalents at beginning of period	1,946	1,662

Cash and cash equivalents at end of period	$2,250	$1,593

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Six Months Ended June 30,
			Dollar	Percentage
	2015	2014	Change	Change
Cash flows from operating activities
Net income	$861	$712
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Gain on sale of business	(267)	—
Depreciation	178	157
Other intangible amortization	50	56
Net realized capital gains	(37)	(3)
Stock-based compensation	69	55
Benefit for deferred income taxes	(28)	(39)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(1,087)	(1,137)
Other assets	(1,437)	(914)
Benefits payable	306	885
Other liabilities	923	641
Unearned revenues	(70)	42
Other, net	38	16

Net cash (used in) provided by operating activities	(501)	471	($972)	-206.4%

Cash flows from investing activities
Proceeds from sale of business	1,055	72
Acquisitions, net of cash acquired	(38)	(3)
Purchases of property and equipment	(259)	(216)
Purchases of investment securities	(1,721)	(968)
Maturities of investment securities	615	512
Proceeds from sales of investment securities	1,570	1,007

Net cash provided by investing activities	1,222	404	$818	202.5%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(259)	(127)
Proceeds from issuance of commercial paper, net	300	—
Change in book overdraft	(25)	(109)
Common stock repurchases	(371)	(152)
Excess tax benefit from stock-based compensation	14	9
Dividends paid	(86)	(86)
Proceeds from stock option exercises and other	21	45

Net cash used in financing activities	(406)	(420)	$14	3.3%

Increase in cash and cash equivalents	315	455
Cash and cash equivalents at beginning of period	1,935	1,138

Cash and cash equivalents at end of period	$2,250	$1,593

Humana Inc.

Key Income Statement Ratios and Segment Operating Results

Dollars in millions

	Three Months Ended June 30,				Six Months Ended June 30,
				Percentage				Percentage
	2015	2014	Difference	Change	2015	2014	Difference	Change
Benefit ratio
Retail	87.1%	85.2%	1.9%		86.5%	85.3%	1.2%
Group	81.4%	78.9%	2.5%		77.6%	75.7%	1.9%
Consolidated	85.2%	83.1%	2.1%		84.1%	82.7%	1.4%
Operating cost ratio
Retail	10.5%	10.7%	-0.2%		10.7%	10.7%	0.0%
Group	24.1%	26.9%	-2.8%		24.3%	27.0%	-2.7%
Healthcare Services	95.6%	95.2%	0.4%		95.5%	95.2%	0.3%
Consolidated	13.3%	15.1%	-1.8%		13.8%	15.2%	-1.4%
Detail of pretax income
Retail	$260	$400	($140)	-35.0%	$635	$769	($134)	-17.4%
Group	$43	$30	$13	43.3%	$197	$174	$23	13.2%
Healthcare Services	$223	$206	$17	8.3%	$453	$391	$62	15.9%
Consolidated	$793	$646	$147	22.8%	$1,537	$1,332	$205	15.4%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	June 30, 2015	June 30, 2014	Difference		March 31, 2015	Difference
Primary Care Providers:
Shared Risk (D)
Owned / JV	1,600	2,900	(1,300)	-44.8%	2,700	(1,100)	-40.7%
Contracted	15,100	10,400	4,700	45.2%	14,200	900	6.3%
Path to Risk (E)	26,300	25,200	1,100	4.4%	28,600	(2,300)	-8.0%

Total Value-based	43,000	38,500	4,500	11.7%	45,500	(2,500)	-5.5%

Medicare Care Management Professionals:
Employed (F)	6,200	5,100	1,100	21.6%	6,000	200	3.3%
Contracted (G)	11,900	10,400	1,500	14.4%	10,700	1,200	11.2%

Total	18,100	15,500	2,600	16.8%	16,700	1,400	8.4%

Care Management Statistics:
Number of Medicare Advantage members with complex chronic conditions in Humana Chronic Care Program	512,000	344,500	167,500	48.6%	463,000	49,000	10.6%
Number of high-risk discharges enrolled in Humana Transitions Program (H)	55,900	33,400	22,500	67.4%	52,100	3,800	7.3%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended	Quarter Ended	Year-over-Year		Quarter Ended	Sequential
	June 30, 2015	June 30, 2014	Difference		March 31, 2015	Difference
Pharmacy:
Generic Dispense Rate
Retail	89.7%	88.6%	1.1%		89.5%	0.2%
Group	83.0%	81.0%	2.0%		83.0%	0.0%
Total	89.3%	88.1%	1.2%		89.1%	0.2%

Mail-Order Penetration
Retail	25.7%	24.0%	1.7%		25.8%	-0.1%
Group	8.6%	9.5%	-0.9%		8.4%	0.2%
Total	24.8%	23.1%	1.7%		24.8%	0.0%

				Percentage			Percentage
			Difference	Change		Difference	Change
Script volume
Retail	93,200	76,200	17,000	22.3%	91,000	2,200	2.4%
Group	5,200	5,400	(200)	-3.7%	5,100	100	2.0%

Total	98,400	81,600	16,800	20.6%	96,100	2,300	2.4%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Six months ended	Six months ended	Year-over-Year
	June 30, 2015	June 30, 2014	Difference
Pharmacy:
Generic Dispense Rate
Retail	89.6%	88.6%	1.0%
Employer Group	83.0%	80.8%	2.2%
Total	89.2%	88.3%	0.9%

Mail-Order Penetration
Retail	25.8%	24.1%	1.7%
Employer Group	8.5%	11.0%	-2.5%
Total	24.8%	23.6%	1.2%

				Percentage
			Difference	Change
Script volume
Retail	184,200	149,800	34,400	23.0%
Employer Group	10,300	10,400	(100)	-1.0%

Total	194,500	160,200	34,300	21.4%

Humana Inc.

Ending Membership Detail

In thousands

		Average		Year-over-Year Change			YTD Change
	June 30, 2015	2Q15	June 30, 2014	Amount	Percent	December 31, 2014	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	2,709.3	2,701.0	2,359.0	350.3	14.8%	2,427.9	281.4	11.6%
Group Medicare Advantage	473.1	472.4	479.7	(6.6)	-1.4%	489.7	(16.6)	-3.4%
Medicare stand-alone PDPs	4,442.5	4,422.1	3,885.5	557.0	14.3%	3,994.0	448.5	11.2%

Total Medicare	7,624.9	7,595.5	6,724.2	900.7	13.4%	6,911.6	713.3	10.3%

Individual commercial	1,036.7	1,067.0	1,120.8	(84.1)	-7.5%	1,016.2	20.5	2.0%
State-based Medicaid (I)	352.0	346.8	167.0	185.0	110.8%	316.8	35.2	11.1%
Medicare Supplement	154.0	151.8	123.5	30.5	24.7%	131.9	22.1	16.8%

Total Retail	9,167.6	9,161.1	8,135.5	1,032.1	12.7%	8,376.5	791.1	9.4%

Group
Fully-insured medical commercial	1,179.1	1,181.4	1,210.1	(31.0)	-2.6%	1,235.5	(56.4)	-4.6%
ASO commercial	736.6	737.3	1,120.1	(383.5)	-34.2%	1,104.3	(367.7)	-33.3%
Military services	3,071.3	3,077.9	3,111.3	(40.0)	-1.3%	3,090.4	(19.1)	-0.6%

Total Group	4,987.0	4,996.6	5,441.5	(454.5)	-8.4%	5,430.2	(443.2)	-8.2%

Other Businesses
Long-term care and other	33.5	33.7	36.7	(3.2)	-8.7%	35.0	(1.5)	-4.3%

Total Other Businesses	33.5	33.7	36.7	(3.2)	-8.7%	35.0	(1.5)	-4.3%

Total Medical Membership	14,188.1	14,191.4	13,613.7	574.4	4.2%	13,841.7	346.4	2.5%

Detail of Individual commercial
ACA compliant:
On-Exchange	671.4	697.6	622.1	49.3	7.9%	554.8	116.6	21.0%
Off-Exchange	208.2	209.9	119.1	89.1	74.8%	131.5	76.7	58.3%
Non-ACA compliant (legacy)	157.1	159.5	379.6	(222.5)	-58.6%	329.9	(172.8)	-52.4%

Total individual commercial	1,036.7	1,067.0	1,120.8	(84.1)	-7.5%	1,016.2	20.5	2.0%

Specialty Membership:
Retail
Dental—fully-insured	886.4	881.6	889.1	(2.7)	-0.3%	828.5	57.9	7.0%
Vision	198.6	196.1	202.7	(4.1)	-2.0%	208.4	(9.8)	-4.7%
Other supplemental benefits (J)	118.6	120.6	137.7	(19.1)	-13.9%	128.9	(10.3)	-8.0%

Total Retail	1,203.6	1,198.3	1,229.5	(25.9)	-2.1%	1,165.8	37.8	3.2%

Group
Dental—fully-insured	2,246.7	2,253.1	2,401.6	(154.9)	-6.4%	2,370.5	(123.8)	-5.2%
Dental—ASO	752.0	753.5	792.1	(40.1)	-5.1%	772.4	(20.4)	-2.6%
Vision	2,004.9	2,013.5	2,080.1	(75.2)	-3.6%	2,103.3	(98.4)	-4.7%
Other supplemental benefits (J)	1,176.1	1,175.9	1,302.2	(126.1)	-9.7%	1,256.5	(80.4)	-6.4%

Total Group	6,179.7	6,196.0	6,576.0	(396.3)	-6.0%	6,502.7	(323.0)	-5.0%

Total Specialty Membership	7,383.3	7,394.3	7,805.5	(422.2)	-5.4%	7,668.5	(285.2)	-3.7%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Three Months Ended June 30,				Per Member per Month (K) Three Months Ended June 30,
	2015	2014	Dollar Change	Percentage Change	2015	2014
Premiums and Services Revenue
Retail:
Medicare Advantage-individual	$7,434	$6,467	$967	15.0%	$917	$917
Medicare Advantage-group	1,398	1,366	32	2.3%	986	950
Medicare stand-alone PDPs	985	941	44	4.7%	74	81
Individual commercial	1,039	852	187	21.9%	325	275
State-based Medicaid (I)	559	214	345	161.2%	537	484
Medicare Supplemental	74	60	14	23.3%	162	164
Specialty	66	66	—	0.0%	18	18
Other services	2	13	(11)	-84.6%

Total Retail	11,557	9,979	1,578	15.8%

Group:
Fully-insured medical commercial	1,379	1,321	58	4.4%	389	365
Specialty	265	275	(10)	-3.6%	16	16
Commercial ASO & other services (B)	102	105	(3)	-2.9%
Military services (L)	98	96	2	2.1%

Total Group	1,844	1,797	47	2.6%

Healthcare Services:
Pharmacy solutions	5,084	4,229	855	20.2%
Provider services	588	568	20	3.5%
Home based services	254	163	91	55.8%
Clinical programs	50	51	(1)	-2.0%

Total Healthcare Services	5,976	5,011	965	19.3%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Six Months Ended June 30,				Per Member per Month (K) Six Months Ended June 30,
	2015	2014	Dollar Change	Percentage Change	2015	2014
Premiums and Services Revenue
Retail:
Medicare Advantage-individual	$14,867	$12,927	$1,940	15.0%	$921	$922
Medicare Advantage-group	2,792	2,750	42	1.5%	988	960
Medicare stand-alone PDPs	1,988	1,806	182	10.1%	75	78
Individual commercial	2,060	1,320	740	56.1%	331	262
State-based Medicaid (I)	1,150	383	767	200.3%	564	480
Medicare Supplemental	147	117	30	25.6%	163	163
Specialty	129	125	4	3.2%	18	18
Other services	6	27	(21)	-77.8%

Total Retail	23,139	19,455	3,684	18.9%

Group:
Fully-insured medical commercial	2,763	2,650	113	4.3%	387	367
Specialty	535	550	(15)	-2.7%	16	16
Commercial ASO & other services (B)	198	213	(15)	-7.0%
Military services (L)	199	206	(7)	-3.4%

Total Group	3,695	3,619	76	2.1%

Healthcare Services:
Pharmacy solutions	10,051	8,107	1,944	24.0%
Provider services	1,231	1,154	77	6.7%
Home based services	473	304	169	55.6%
Clinical programs	99	101	(2)	-2.0%

Total Healthcare Services	11,854	9,666	2,188	22.6%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

	Three Months Ended June 30,		Year-over-year Change		Per Member per Month (K) Three Months Ended June 30,
	2015	2014	Amount	Percent	2015	2014
Premiums
Medicare Advantage	$8,832	$7,833	$999	12.8%	$928	$923
Medicare stand-alone PDPs	985	941	44	4.7%	74	81

Total Medicare	$9,817	$8,774	$1,043	11.9%

	Six Months Ended June 30,		Year-over-year Change		Per Member per Month (K) Six Months Ended June 30,
	2015	2014	Amount	Percent	2015	2014
Premiums
Medicare Advantage	$17,659	$15,677	$1,982	12.6%	$931	$928
Medicare stand-alone PDPs	1,988	1,806	182	10.1%	75	78

Total Medicare	$19,647	$17,483	$2,164	12.4%

			Year-over-year Change
	June 30, 2015	June 30, 2014	Amount	Percent
Fully-Insured Membership
Medicare Advantage	3,182.4	2,838.7	343.7	12.1%
Medicare stand-alone PDPs	4,442.5	3,885.5	557.0	14.3%

Total Medicare	7,624.9	6,724.2	900.7	13.4%

			Member Mix
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Individual Medicare Advantage Membership
HMO	1,527.7	1,253.1	56.4%	53.1%
PPO	1,181.6	1,105.9	43.6%	46.9%

Total Individual Medicare Advantage	2,709.3	2,359.0	100.0%	100.0%

Individual Medicare Advantage Membership
Shared Risk (D)	849.1	659.2	31.3%	27.9%
Path to Risk (E)	661.3	587.5	24.4%	24.9%

Total Value-based	1,510.4	1,246.7	55.7%	52.8%
Other	1,198.9	1,112.3	44.3%	47.2%

Total Individual Medicare Advantage	2,709.3	2,359.0	100.0%	100.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	6/30/2015	3/31/2015	12/31/2014
Investment Portfolio:
Cash & cash equivalents	$2,250	$1,946	$1,935
Investment securities	7,041	7,600	7,598
Long-term investment securities	1,839	1,972	1,949

Total investment portfolio	$11,130	$11,518	$11,482

Duration (M)	4.19	4.15	4.14

Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$2,250	$1,946	$1,935

U.S. Government and agency obligations
U.S. Treasury and agency obligations	337	366	374
U.S. Government residential mortgage-backed	1,344	1,739	1,477
U.S. Government commercial mortgage-backed	18	19	21

Total U.S. Government and agency obligations	1,699	2,124	1,872

Tax-exempt municipal securities
Pre-refunded	181	189	199
Insured	453	444	484
Other	2,002	2,117	2,376
Auction rate securities	5	6	9

Total tax-exempt municipal securities	2,641	2,756	3,068

Residential mortgage-backed	14	16	17
Commercial mortgage-backed	944	891	843
Asset-backed securities	163	139	29
Corporate securities
Financial services	793	810	772
Other	2,626	2,836	2,946

Total corporate securities	3,419	3,646	3,718

Total investment portfolio	$11,130	$11,518	$11,482

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	June 30,	June 30,	December 31,
	2015	2014	2014
Detail of benefits payable
IBNR (N)	$3,376	$3,242	$3,254
Reported Claims in Process (O)	522	635	475
Other Benefits Payable (P)	883	901	746

Total Benefits Payable	$4,781	$4,778	$4,475

	Six Months Ended	Six Months Ended	Year Ended
	June 30, 2015	June 30, 2014	December 31, 2014
Year-to-date changes in benefits payable, excluding military services (Q)
Balances at January 1	$4,475	$3,893	$3,893
Less: Reinsurance recoverables (R)	(78)	—	—

Balances at January 1, net	4,397	3,893	3,893
Incurred related to:
Current year	22,520	19,086	38,641
Prior years (S)	(178)	(346)	(518)

Total incurred	22,342	18,740	38,123

Paid related to:
Current year	(18,239)	(14,662)	(34,357)
Prior years	(3,823)	(3,193)	(3,262)

Total paid	(22,062)	(17,855)	(37,619)

Reinsurance recoverables (R)	104	—	78

Balances at end of period	$4,781	$4,778	$4,475

	Six Months Ended	Six Months Ended	Year Ended
	June 30, 2015	June 30, 2014	December 31, 2014
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$22,342	$18,740	$38,123
Military services benefit expense	6	6	11
Future policy benefit expense (T)	(91)	5	32

Consolidated Benefit Expense	$22,257	$18,751	$38,166

Humana Inc.

Benefits Payable Statistics (U)

Receipt Cycle Time (V)

	2015	2014	Change	Percentage Change
1st Quarter Average	13.9	13.6	0.3	2.2%
2nd Quarter Average	14.0	13.5	0.5	3.7%
3rd Quarter Average	n/a	13.4	n/a	n/a
4th Quarter Average	n/a	13.5	n/a	n/a

Full Year Average	14.0	13.5	0.5	3.7%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
6/30/2013	$380	1,274	4.7
9/30/2013	$404	1,879	7.4
12/31/2013	$313	1,240	4.5
3/31/2014	$363	1,334	4.9
6/30/2014	$400	1,422	4.5
9/30/2014	$453	1,778	5.2
12/31/2014	$378	1,819	5.1
3/31/2015	$457	1,893	5.2

6/30/2015	$484	1,861	5.3

Humana Inc.

Benefits Payable Statistics (Continued) (U)

Days in Claims Payable (W)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
6/30/2013	50.7	(0.3)	-0.6%
9/30/2013	49.5	(2.1)	-4.1%
12/31/2013	47.8	(0.7)	-1.4%
3/31/2014	47.7	(1.3)	-2.7%
6/30/2014	48.7	(2.0)	-3.9%
9/30/2014	46.6	(2.9)	-5.9%
12/31/2014	43.5	(4.3)	-9.0%
3/31/2015	42.8	(4.9)	-10.3%

6/30/2015	41.1	(7.6)	-15.6%

Year-to-Date Change in Days in Claims Payable (X)	YTD 2Q 2015	YTD 2Q 2014	FY 2014
DCP—beginning of period	43.5	47.8	47.8
Components of change in DCP:
Change in unprocessed claims inventories	0.9	0.9	0.6
Change in processed claims inventories	0.2	2.4	0.4
Change in pharmacy payment cutoff	0.1	—	—
Change in capitation/provider settlements	0.5	(1.3)	(3.8)
All other (Y)	(4.1)	(1.1)	(1.5)

DCP—end of period	41.1	48.7	43.5

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

2Q 2015 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C)	On January 1, 2015, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Employer Group segment the Group segment. The company’s three reportable segments remain Retail, Group, and Healthcare Services.
(D)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(E)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(F)	Based on full-time employee equivalent counts that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(G)	Based on employee headcount figures that include clinicians responsible for managing and coordinating member care. Excludes professionals that support the non-clinical aspects of care.
(H)	Includes the number of high-risk discharges enrolled in the Humana Transitions Program over the last 12 months.
(I)	Includes Medicaid Temporary Assistance for Needy Families (TANF), which contracts are generally reinsured through partnering relationships, dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(J)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(K)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(L)	The majority of Military services revenues are generally not contracted on a per-member basis.
(M)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(N)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR).
(O)	Reported claims in process represents the estimated valuation of processed claims that are in the post-claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to the company’s pharmacy benefit administrator, which fluctuate due to bi-weekly payments and the month-end cutoff.
(P)	Other benefits payable primarily include amounts owed to providers under capitated and risk sharing arrangements.
(Q)	The table excludes activity associated with military services benefits payable related to the previous contract that expired March 31, 2012.
(R)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(S)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(T)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(U)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(V)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 98% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits are excluded from this measurement.
(W)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period. This metric excludes military services, Medicare stand-alone PDPs, and reinsurance expense related to commercial individual and long duration products.
(X)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This metric excludes military services, Medicare stand-alone PDPs, and reinsurance expense relate to commercial individual and long-duration products.
(Y)	The “All Other” component in the DCP rollforward primarily includes items related to claim payment processes, the impact of pharmacy costs, and other expenses that impact benefits expense differently than the liability. Changes in claim payment-processes would primarily include (1) gradual implementation during 2014 of inpatient authorization review prior to admission as opposed to post adjudication and (2) changes in certain components of claim payment cycle time.